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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF BAKER BOTTS L.L.P.]


September 4, 2002


CenterPoint Energy, Inc.
1111 Louisiana Street
Houston, Texas 77002


Ladies and Gentlemen:

                  As set forth in Post-Effective Amendment No. 5 on Form S-8 (the "Post-Effective Amendment") to the Registration Statement on Form S-4 (Registration No. 333-11329) to be filed by CenterPoint Energy, Inc. d/b/a Reliant Energy, Incorporated, a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to up to 5,822,017 shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock") and associated rights to purchase Series A Preferred Stock, par value $0.01 per share, of the Company (the "Rights"), of which 864,073 Shares (the "Savings Plan Shares") may be offered and sold from time to time pursuant to the Reliant Energy, Incorporated Savings Plan (the "Savings Plan"), 338,313 Shares (the "LICP Shares") may be offered and sold from time to time pursuant to the Houston Industries Incorporated Long-Term Incentive Compensation Plan (the "LICP"), 4,562,131 Shares (the "1994 LICP Shares") may be offered and sold from time to time pursuant to the Reliant Energy, Incorporated 1994 Long-Term Incentive Compensation Plan (the "1994 LICP") and 57,500 Shares (the "Outside Director Plan Shares") may be offered and sold from time to time pursuant to the Houston Industries Incorporated Stock Plan for Outside Directors (the "Outside Director Plan"), certain legal matters in connection with the Shares subject to original issuance by the Company and the Rights associated therewith are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Post-Effective Amendment.

                  In our capacity as your counsel in the connection referred to above, we have examined the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the Rights Agreement dated as of January 1, 2002 between the Company and JPMorgan Chase Bank, as Rights Agent (the "Rights Agreement"), as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

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CenterPoint Energy, Inc.               2                       September 4, 2002




                  In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

                  2. When and to the extent originally issued by the Company to the Trustee under the Savings Plan from time to time upon purchase by such Trustee and payment therefor in accordance with the terms and provisions of the Savings Plan and the related Reliant Energy, Incorporated Savings Trust, such Savings Plan Shares will be duly authorized, validly issued, fully paid and nonassessable.

                  3. In the case of LICP Shares and 1994 LICP Shares (collectively, the "Incentive Plan Shares") originally issued by the Company pursuant to the terms of the LICP and the 1994 LICP respectively (collectively, the "Incentive Plans"), following due authorization of a particular award thereunder by a duly constituted and acting committee of the Board of Directors of the Company as provided in and in accordance with the respective Incentive Plan, the Incentive Plan Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Incentive Plan Shares from time to time pursuant to the terms of such award in accordance with the terms and conditions thereof, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Incentive Plan Shares as provided therein, such Incentive Plan Shares will be validly issued, fully paid and nonassessable.

                  4. The Outside Director Plan Shares subject to original issuance by the Company have been duly authorized by all requisite corporate action on the part of the Company and when and to the extent issued and sold from time to time pursuant to the terms and provisions of the Outside Director Plan as compensation for services provided by directors of the Company as provided therein, such Outside Director Plan Shares will be validly issued, fully paid and nonassessable.

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CenterPoint Energy, Inc.               3                       September 4, 2002


                  5. The issuance of the Rights associated with the Shares referred to in paragraphs 2 through 4 above has been duly authorized by all requisite corporate action on the part of the Company, and upon issuance from time to time in connection with the issuance of the associated Shares as provided in paragraphs 2 through 4 above and in accordance with the terms of the Rights Agreement, the Rights will be validly issued.

                  The opinion set forth in paragraph 5 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

                  This opinion is limited to the original issuance of Shares and Rights by the Company and does not cover shares of Common Stock and related Rights delivered by the Company out of shares and related Rights reacquired by it or purchased other than from the Company by the Trustee under the Savings Plan.

                  We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. Additionally, we hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Post-Effective Amendment. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,


                                       BAKER BOTTS L.L.P.